Exhibit 3

SUBSCRIPTION AGREEMENT

UHF INCORPORATED

SUBSCRIPTION AGREEMENT (this Agreement"), dated as of August 3, 2011, between UHF Incorporated., a Michigan corporation (the "Company") with its principal offices c/o Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York 10016, and each of the undersigned subscribers (each a “Subscriber,” and collectively, the “Subscribers”).

Preliminary Statement

The Company proposes to reincorporate in Delaware (the “Reincorporation”) and sell to the Subscribers, and the Subscribers are willing to purchase from the Company, the aggregate number of shares of the Company’s Common Stock described below (the “Shares”), for a total purchase price of $50,000.00 (the “Purchase Price”).

      The sale of the Shares is subject to the Reincorporation, following which the Company’s authorized capital stock will consist of 1,000,000 shares of “blank check” preferred stock, $0.001 par value and 9,000,000 shares of common stock, $0.001 par value (“Common Stock”), of which approximately  5,000,000 shares of Common Stock will be outstanding prior to the issuance of the Shares. Notwithstanding that the Shares will not be issued until completion of the Reincorporation, the Purchase Price will be paid to the Company together with the delivery of this Subscription Agreement.

  As of the date hereof, the Company is a Michigan corporation having 50,000,000 shares of common stock outstanding.  The aggregate number of shares to be purchased by the Subscribers would be equivalent to 7,808,595 shares of the Company’s common stock as presently constituted.   The actual number of shares to be delivered to the Subscribers will be adjusted to reflect the Reincorporation.  Thus, assuming a 1 for 10 recapitalization, the Subscribers will receive an aggregate of 780,859 shares (the “Shares”) allocated amongst them as set forth on the signature pages hereto.

              The Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1.           Subscription for Shares.

           The Subscribers hereby subscribe to purchase the Shares for the Purchase Price. The number of Shares to be purchased by each Subscriber and the price therefore are set opposite the name of such Subscriber on Schedule A hereto. The Subscribers have delivered their respective portions of the Purchase Price to the Company and upon completion of the Reincorporation, the Company shall deliver to each Subscriber, a certificate representing the number of Shares purchased by such Subscriber, registered in the name of such Subscriber or his designee. The sale of the Shares is subject to the completion of the Reincorporation and if the Reincorporation is not completed within one year of the date hereof the Purchase Price shall be returned to the Subscribers.

2.           Representations, Warranties and Covenants of the Company. The Company represents and warrants to and agrees with Subscribers that, except as set forth in the Company's Form 10-K for the year ended December 31, 2010, and all periodic reports filed with the SEC thereafter (hereinafter referred to collectively as the "SEC Reports"), including the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 (the "First Quarter 2011 Form 10-Q"), that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the date of issuance of the Shares:

    (a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power to own its properties and to carry on its business as disclosed in the SEC Reports.

    (b) Authority.  The Company has full corporate power and authority necessary to enter into and deliver this Agreement and to perform its obligations hereunder. This Agreement and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action.

    (c) Enforceability. This Agreement, when duly executed and delivered on behalf of the Company, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a court of law or equity.

    (d) Consents. No consent, approval, authorization, filing with or notice to any person, entity or public authority, or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or the Company's shareholders is required for the execution by the Company of this Agreement and compliance and performance by the Company of its obligations under this Agreement, including, without limitation, the issuance and sale of the Shares, other than filings required by Federal or state securities laws and the filings necessary to complete the Reincorporation, which filings have been or will be made by the Company on a timely basis.

    (e) The Shares. The Shares upon issuance:

       (i) will be free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and any applicable state securities laws;

       (ii) will have been duly and validly authorized and duly and validly issued, and upon payment of the purchase price specified in this Agreement the Shares will be fully paid and non-assessable (with no personal liability attaching to the holders thereof or to the Company) and will be free from preemptive rights or rights of first refusal held by any person; provided the representations of the Subscribers herein are true and accurate and the Subscribers take no actions or fail to take any actions required for their purchase of the Shares to be in compliance with all applicable laws and regulations; and

       (iii) will have been issued in reliance upon an exemption from the registration requirements of and will not result in a violation of Section 5 under the Securities Act.

    (f) Information Concerning Company. The SEC Reports contain all material information relating to the Company and its operations and financial condition as of their respective dates.

    (g) Not an Integrated Offering.  Neither the Company, nor any person acting on its behalf, has knowingly, either directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, which would impair the exemptions relied upon in for the offer and sale of the Shares to the Subscribers or the Company’s ability to timely comply with its obligations hereunder. The Company will not knowingly conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Shares, which would impair the exemptions relied upon for the offer and sale of the Shares to the Subscribers or the Company's ability to timely comply with its obligations hereunder.

    (h)   No General Solicitation. Neither the Company, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

3.           Representations and Warranties of Subscribers. Each Subscriber hereby, severally but not jointly, represents and warrants to and agrees with the Company that:

    (a) Due Execution and Delivery; Binding Nature. This Agreement has been duly executed and delivered by the Subscriber and constitutes a valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a court of law or equity.

    (b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not and will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which Subscriber is a party or by which Subscriber’s properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to Subscriber or Subscriber’s properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Subscriber). Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for Subscriber to execute, deliver or perform any of Subscriber’s obligations under this Agreement or to purchase the Shares, provided that for purposes of the representation made in this sentence, Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

    (c) Information on Company. Subscriber has been furnished with or has had access at the EDGAR Website of the Commission to the SEC Reports.  In addition, the Subscriber has received in writing from the Company other information concerning its operations, financial condition and other matters (such information is collectively, the "Other Written Information"). Subscriber has carefully read, and understands the information in the SEC Reports.  Subscriber acknowledges that he or it has also had the opportunity to talk to the Company’s auditors and ask them questions concerning any outstanding tax liabilities or tax or accounting issues.

    (d) Information Concerning Subscriber. Subscriber is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act and as amended by the Dodd-Frank Financial Reform Act of 2010, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with Subscriber’s representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Subscriber is duly and legally qualified to purchase and own the Shares.  The Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

    (e) Purchase of Shares. The Subscriber is purchasing the Shares as principal for Subscriber’s own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

    (f) Compliance with Securities Act. The Subscriber understands and agrees that the Shares have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.

    (g) Legend. The Subscriber understands and acknowledges that the certificates evidencing the Shares shall bear the following or similar legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE BE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

    (h)  Disqualifications.  Each Subscriber represents on behalf of himself or herself that:

                (a)           During the past ten years there has been no petition under the federal bankruptcy laws or any state insolvency law filed by or against Subscriber, it or its principals, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of Subscriber, it or its principals or any  partnership in which Subscriber was a general partner at, or within two years before, the time of such filing or any corporation or business association of which Subscriber was an executive officer at, or within two years before, the time of such filing;

                   (b)           Subscriber has not been convicted of fraud in a civil or criminal proceeding

                (c)           During the past five years Subscriber has not been convicted in a criminal proceeding or named the subject of a pending criminal proceeding, excluding traffic violations and other minor offenses;

                (d)           Subscriber has not been the subject of any administrative or court order, judgment, decree or consent agreement, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining or limiting Subscriber from the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

(e)           Subscriber has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days Subscriber’s right to engage in any activity described in subparagraph (iv)(a) above or to be associated with persons engaged in any such activity;

(f)           Subscriber has not been found by a court in a civil action or by the Securities and Exchange Commission (the “SEC”) to have violated any federal or state securities law, which judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; and

(g)           Subscriber has not been found by a court in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities law, which judgment in such civil action or finding by the Commodities Futures Trading Commission has not been subsequently reversed, suspended or vacated.

In respect of those Subscribers and principals of Subscribers that are residents of countries other than the United States, the references above to courts, federal or state agencies shall be deemed to refer to the comparable tribunal or entity in the country in which such individuals reside.

4.           Broker Commissions. The Company on the one hand, and each Subscriber on the other hand, agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or similar fees as a result of the actions of the Company or Subscriber, as the case may be, on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party's actions.

5.           Miscellaneous.

    (a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, or (iii) transmitted by telegram, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by telegram or (b) on the business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

           (b) Entire Agreement; Assignment. This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by approval or written consent of Subscriber. Neither the Company nor the Subscriber has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber.

           (c) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

           (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.

           (f) Survival. The representations and warranties, covenants and other agreements of the Company and the Subscriber set forth in this Agreement shall survive the purchase of the Shares by the Subscriber hereunder for a period of one year from the date hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly authorized the execution of this Agreement as of the date first above written.

By:
Name:
Title:

Subscribers:

Shellie Schoppe

Wayne Brannan

Lawrence Burstein

Omar Cunha

Peter van Voorst Vader

Sidney Levy

Selmo Nissenbaum

Schedule A

Name and Address	Number of Shares (Pre-recap)	Purchase Price
Shellie Schoppe 2301 Ives Avenue Reno, Nevada 89503	2,733,008	$17,500

Wayne Brannan 11 Richmar Court Freehold New Jersey 07728	2,733,008	$17,500

Lawrence Burstein	468,515	$3,000

Omar Cunha	468,515	$3,000

Peter van Voorst Vader	468,515	$3,000

Sidney Levy	468,515	$3,000

Selmo Nissenbaum	468,515	$3,000